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                                                                EXHIBIT 10(dd)

[CIBC WOOD GUNDY LETTERHEAD]

May 10, 1996


David E. Gross
Chief Financial Officer
Alexander Energy Corporation
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114-7800


Re: Credit Agreement among Alexander Energy Corporation, certain commercial lending institutions (the Lenders) and Canadian Imperial Bank of Commerce, as the Agent for the Lenders, dated as of November 14, 1994, as amended.

Dear Dave:

Please accept this letter as confirmation that the April 30, 1996 dates contained in Section 7(e) of the Second Amendment to Credit Agreement will be changed to reflect today's date of May 10, 1996. With respect to the Excess Cash Flow payment, the starting date for the calculation of that payment will remain as it is; however, no payments would be due under this provision prior to May 10, 1996.

Our understanding is that you will be making the following payments today subject to obtaining final signatures from John Hancock; (1) $750,000 payment pursuant to 7(e)(1), (2) $700,000 under (e)(ii) representing the April 1 payment of $350,000 and the May 1 payment of $350,000 and (3) $110,000 representing the amendment fee in Section 10.

We will make the above changes to the Second Amendment this afternoon and will fax the same to you for your records.

Sincerely,

/s/  BRIAN R. SWINFORD

Brian R. Swinford
Director, Global Energy